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Subject: Invitation to a Webinar: Exciting News on TIFF's Reorganization

We are pleased to invite you to a webinar to discuss the upcoming reorganization of TIFF.

As you may know, TIFF will become an employee-owned public benefit limited liability company under Delaware law later this year. This conversion, known as the "Reorganization," will result in a change of control in TIFF's ownership structure. The upcoming Reorganization is expected to strengthen TIFF for the future, enabling us to remain competitive in the marketplace while maintaining our commitment to our mission to serve nonprofits. Our members can expect continuity in our people, and of our day-to-day operations and services.

Join CEO, Kane Brenan, and Head of Member Portfolio Management and Services, Jessica Portis, CFA, to learn how we believe the upcoming Reorganization will enable TIFF to continue to attract and retain exceptional talent, ensuring the highest level of service for our valued members. On this call, you will discover how this change is expected to benefit the nonprofit community, including educational programs, charitable giving, and potential fee breaks for our members.

Webinar Details:

Date: Monday, July 24, 2023

Time: 12:00PM – 1:00PM EST

Register Here

We want to ensure that we address any questions or concerns you may have during the webinar. If you have specific questions related to the reorganization, please email them in advance to memberservices@tiff.org. We will do our best to cover them during the session.

We value our partnership with your organization and remain committed to helping you achieve your investment goals. We appreciate your continued trust in TIFF and look forward to your participation in this upcoming webinar.

Warm regards,

TIFF Investment Management